UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2010

MBT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Michigan	000-30973	38-3516922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

102 East Front Street, Monroe, Michigan	48161
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 241-3431

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

MBT Financial Corp. (the “Company”), (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, began offering through a private placement being conducted by directors, officers and certain key employees of the Company, on a best efforts basis, up to $15 million of senior secured promissory notes (the “Notes”) and up to 2,500,000 shares of voting, common stock, without par value (the “Common Stock”).  The securities described herein have not been, and shall not be, registered under the terms of the Securities Act of 1933 (the “Act”) or any state securities laws, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This is not an offer or a solicitation of offers, but, instead, this document and the information set forth herein is being furnished for the sole and limited purpose of compliance with the Company’s disclosure obligations under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, including, but not limited to, Rule 135c under the Act.

The Notes are due and payable in full on December 31, 2015, subject to the right of the issuer to extend the maturity date by up to one additional year.  Prior to the maturity date, the Notes bear interest at a rate of 8.50% per annum.  The Company may satisfy its obligations to pay interest to the holders of the Notes by either (i) making quarterly payments of interest in cash, (ii) allowing the interest to accrue through the maturity date, or (iii) issuing to the holders of the Notes unregistered shares of Common Stock with a value equivalent to the amount of interest due to the holders of the Notes.  The Company’s ability to use shares of Common Stock to satisfy interest obligations to the holders of the Notes is limited by both rules of the NASDAQ Global Select Market, on which the Company’s common stock is presently traded that limit the number of additional shares that the Company may issue without first acquiring shareholder approval, as well as certain tax rules affecting the deductibility of interest on debt obligations.

The Company’s private placement offering also includes an offering for the sale of 2,500,000 shares of its common stock.  The shares included in the offering generally are being offered and sold at a price equal to 95% of the lesser of (i) the average of the closing bid price for the Common Stock on the NASDAQ Global Select Market on each of the twenty trading days immediately preceding the date of acceptance of a subscription for shares by the Company, or (ii) the most recently available closing bid price for the Common Stock on the NASDAQ Global Select Market.  Directors, officers, employees and agents of the Company and its affiliates participating in the offering are not eligible to receive the discount available in the offering and if they participate in the offering of common stock must pay a price per share equal to the most recently available closing bid price for the Common Stock.

The net proceeds of the Offering will be used by the Company to (i) establish an interest reserve for the payment of interest on the Notes in an amount equal to 17% of the subscription price for such Notes; (ii) increase the capital of the Bank; (iii) fund the Bank’s continued operations and business activities; and (iv) pay certain expenses associated with the offering.

The information contained in this report shall not constitute an offer to sell or a solicitation of an offer to purchase any Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements
Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934.  Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms.  Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans.  The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

MBT FINANCIAL CORP.

Date: September 8, 2010	By:	/s/ H. Douglas Chaffin
H. Douglas Chaffin
President and Chief Executive Officer